                                       EXHIBIT 11


                                    CLX ENERGY, INC.
                       Computation of Net Income (Loss) Per Share
                                       (Unaudited)



                                              Nine Months               Three Months
                                             Ended June 30              Ended June 30
                                    ------------------------------  --------------------
                                         2004            2003         2004       2003
                                    ---------------  -------------  ---------  ---------

Net income (loss)                   $   (   16,880)         44,002      4,551     30,947
                                    ===============  =============  =========  =========

Weighted average number of common
  shares outstanding                     2,631,936       2,631,936  2,631,936  2,631,936

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  Options                                        -               -          -          -
                                    ---------------  -------------  ---------  ---------

                                         2,631,936       2,631,936  2,631,936  2,631,936
                                    ===============  =============  =========  =========

 Net income (loss) per share:
    Basic                           $   (      .01)            .02       0.00        .01
                                    ===============  =============  =========  =========

    Diluted                         $   (      .01)            .02       0.00        .01
                                    ===============  =============  =========  =========


Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at June 30, 2004) would be to decrease loss per share.


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